Exhibit 16.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

March 15, 2022

Securities and Exchange Commission

100 F Street NE

Washington, D.C.

USA 20549

Re: Jialijia Group Corporation Limited (formerly known as Rizzen, Inc.)

This letter will confirm that we reviewed Item 4.01 of the Company’s Form 8-K dated March 15, 2022, captioned “Changes in Registrant’s Certifying Accountant” and that we agree with the statements made therein as they relate to KCCW Accountancy Corp. We have no basis to, and therefore, do not agree or disagree with other statements made by the Company in the Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ KCCW Accountancy Corp.
KCCW Accountancy Corp.